June 14, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

      We have read the statements made by Valence Technology, Inc. (the "Company") (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated June 8, 2000. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,


/S/ PRICEWATERHOUSECOOPERS LLP